EXHIBIT 10.20
KEURIG DR PEPPER
SHORT-TERM INCENTIVE PLAN

1PURPOSE; AMENDMENT

This Keurig Dr Pepper Short-Term Incentive Plan (the “Plan”) is a discretionary pay for performance annual incentive plan that is intended to incentivize strong business performance and link the attainment of overall business results with financial rewards to certain participating employees. Unless and until modified by the Remuneration Committee, this plan document reflects the terms of the Plan and replaces any previous documents and terms. Terms used but not otherwise defined below have the meanings assigned to them in Section 8 of the Plan.

The Remuneration Committee, in its sole and absolute discretion, reserves the right to amend, modify or terminate the Plan at any time, for any reason, and in any manner, even if such amendment, modification or termination would reduce the Awards payable hereunder to zero.

2COVERAGE AND ELIGIBILITY

2.1Coverage. This Plan applies to all eligible employees of the Company who are selected to participate in the Plan. Rules pertaining to Executive Leadership Team (“ELT”) member participation are governed by the Remuneration Committee.

2.2Eligible Participants. The Remuneration Committee or its delegate, in its sole and absolute discretion, reserves the right to select participants for participation in the Plan from the following eligible Plan participants:

2.2.1Full-Time Employees: All active full-time employees (as defined in their home country) of the Company, unless such employee is eligible for another annual incentive plan or sales incentive plan of the Company.

2.2.2Reduced Hours Employees: Full-time employees who have entered into short-term reduced hour work arrangements, as identified by the Company in its sole discretion. To the extent a reduced hour employee is selected to participate in the Plan, his or her Award will be pro-rated based on the ratio of agreed upon reduced hours to a 40-hour work week (for instance, if the employee is working 50% of full-time, his or her Award will be 50% of what he or she would have received as a full-time employee).

2.3Temporary Employees: Individuals classified by the Company as a temporary employee, contractor, intern or consultant labor are not eligible to participate.

2.4Unionized Employees: Employees who are members of a collective bargaining unit are not eligible to participate in the Plan.

2.5New Hires: Employees who are hired during the Plan Year prior to October 31 and who are selected to participate are eligible to participate in the Plan on a Pro-rated basis. Employees hired after October 31 of a Plan Year are not eligible to participate until the next Plan Year.

2.6Re-hires: Employees who are re-hired during the Plan Year prior to October 31 will be treated as new hires for the purposes of the Plan. They will be eligible to participate in the Plan on a Pro-rated basis calculated from date of re-hire to the end of the Plan Year; no credit will be given for any employment with the Company during the Plan Year that occurred prior to the date of re-hire unless the employee’s employment was previously terminated by the Company as a result of an Involuntary Termination (as defined in Section 6.1.3 below). Employees who are rehired on or after October 31 of a Plan Year will not be eligible to participate in the Plan Year they are rehired. They will be eligible to participate in the following Plan Year.

2.7Required Continued Employment. All eligible participants must be employed on the date the Award Payout is made to be eligible to receive an Award Payout, unless terminated under one of the Qualifying Termination events (as set forth in Section 6.1 below).

3GOVERNANCE

Plan components for all eligible employees are generally consistent with the Plan components established by the Remuneration Committee for the ELT members, provided that the Remuneration Committee reserves the right to provide different components to different employees, in its sole discretion. No employee may establish his or her own Performance Metrics or make any determination regarding his or her final Award.

3.1The final Award Payouts will be based on actual performance measured against each Performance Metric’s Payout Level and will be subject to approval by the Remuneration Committee, in its sole discretion.

3.2The Remuneration Committee shall administer and interpret the Plan with regard to ELT members in its sole and absolute discretion. For all other participants, the Plan will be interpreted and administered by the Plan Administrator in its sole and absolute discretion. Any interpretation, determination or other action made or taken by the Remuneration Committee or the Plan Administrator shall be final, binding, and conclusive on all interested parties. The Remuneration Committee and the Plan Administrator shall administer the Plan in accordance with its terms.

3.3All Performance Metrics that constitute financial metrics, if any, will be tracked, monitored, and reported by the Company’s Finance department.

3.4Any adjustments to final Award Payouts will require the approval of the Remuneration Committee.

4PLAN DESIGN

4.1Plan Year: January 1 through December 31.

4.2 Target Percentage: Each eligible participant shall be assigned a percentage (a “Target Percentage”) based upon his or her job. The Target Percentage will be reviewed on a regular basis by the CEO and/or his or her delegate (or the Remuneration Committee with regard to ELT members) through the Plan Year, and may be increased or decreased at any time during the Plan Year in the sole and absolute discretion of the CEO and/or his or her delegate (or the Remuneration Committee with regard to ELT members) without the eligible participant’s consent.

4.3Target Award: Subject to Sections 5.4 and 5.5 and 6 below, each eligible participant’s Target Award shall be the amount determined by multiplying such participant’s Target Percentage by the participant’s Base Salary (the “Target Award”); provided that in the event of any change to a participant’s Target Percentage or Base Salary while eligible during a Plan Year, the Target Award will be Pro-rated to account for such change.

4.4Performance Metrics: The Plan takes into account actual performance over the Plan Year against a set of one or more pre-determined Performance Metrics. The Performance Metrics (and the weightings given to each Performance Metric) will be determined and approved by the Remuneration Committee for each Plan Year and communicated to eligible participants. Different Performance Metrics and/or Performance Metric weightings can be set for the various sub-divisions or subsets of eligible Participants in the discretion of the Remuneration Committee. In addition, any one or more Performance Metric may be established as a modifier or governor that serves to limit or adjust otherwise earned Payout Multipliers under the Plan. In addition, any one or more Performance Metric may be established as a modifier or governor that serves to limit or adjust otherwise earned Payout Multipliers under the Plan.

4.5Payout Multipliers: The Remuneration Committee will establish (i) any threshold, target, maximum or other intermediate levels of performance required for Award Payouts, (ii) the corresponding percentage of the Target Award to be paid upon the achievement of such levels (the “Payout Levels”) for each Performance Metric for each Plan Year, and (iii) any applicable payout modifiers or governors under the Plan for the Plan Year. The final Payout Multiplier for each Plan Year shall be determined based on the final performance achieved for each Performance Metric against the Performance Metric’s applicable Payout Levels, as determined by the Plan Administrator and approved by the Remuneration Committee. For performance that falls between any two Payout Levels, the Payout Multiplier will be determined through interpolating the value on a straight-line basis between the two Payout Levels or through such other method as approved by the Remuneration Committee. Performance Metrics are mutually exclusive of each other; thus, the Payout Levels for each Performance Metric may differ as determined by the Remuneration Committee.

4.6Adjustments: In the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, (iii) other material items that are treated under generally accepted accounting principles as unusual in nature or infrequently occurring, (iv) any material change in accounting policies or practices affecting the Company and/or the Performance Metrics, or (v) any other events as determined by the Remuneration Committee in its discretion, to the extent any of the foregoing items or events was not anticipated at the time the Performance Metrics were established, the Remuneration Committee may, in each case, appropriately adjust any evaluation of performance under such Performance Metric so as to neutralize the effect of the item or event on the applicable Award.

5AWARDS

5.1Award Basis: The Plan Administrator shall use the Company’s audited, published year-end results as the basis for calculating Award Payouts under the Plan to the extent Performance Metrics are based on financial metrics in or derived from such results. Awards will be paid only after the results are approved by the Remuneration Committee, in its sole discretion.

5.2Award Payment: Award Payouts will be calculated in the first quarter (Q1) following the end of the Plan Year to which the potential Award relates. Awards will be paid in cash in a single lump sum, subject to all applicable withholdings and taxes in effect at the time of the payment. The final Award, if any, will be paid to eligible participants on or before March 15 of the year following the applicable Plan Year.

5.3Calculation: Subject to Section 6 below, final calculations of Award Payouts will be determined by Plan Administrator and approved by the CEO, using the formula set forth below (subject to any adjustments as permitted herein).

Base Salary (x) Target Percentage (x) Pro-ration (if applicable) (x) Payout Multiplier
5.4Level Promotions or Demotions: Each participant who is promoted or demoted to a higher or lower level of employment classification, respectively, will have his or her Award calculated on a Pro-rated basis, based upon the employee’s actual time in each of the employee’s positions, each position’s Target Percentage, and the employee’s final annual Base Salary while in each position.

5.5Leave of Absence: Each participant who is on an approved leave of absence, depending on the type of leave, will have his or her Award Pro-rated for the applicable Plan Year based upon the time he or she was actively at work and the participant’s final annual Base Salary.

6TERMINATION OF EMPLOYMENT

6.1Qualifying Termination Events: A participant whose employment with the Company is terminated due to one of the following events (each a “Qualifying Termination”) will be eligible to receive a Pro-rated portion of his or her Award for the Plan Year.

6.1.1Death: The estate of a participant who dies during the Plan Year will be eligible to receive the Target Award for that Plan Year, Pro-rated to the time of death (without regard to actual achievement of the Performance Metrics for the Plan Year or application of any Payout Multiplier). The amount of the Award Payout will be calculated based on the participant’s Base Salary and Target Percentage as in effect on the date of death and paid within 60 days of the participant’s death.

6.1.2Retirement or Disability: A participant whose employment with the Company ends due to Retirement or whose employment is terminated due to a Disability during the Plan Year will be eligible to receive an Award Payout, calculated on a Pro-rated basis, paid at the same time Awards are paid to other active participants. The amount of the Award Payout will be (i) calculated on a Pro-rated basis based on the date of the participant’s termination of employment due to Retirement or the date the Disability is determined, as applicable, (ii) calculated using the participant’s Base Salary and Target Percentage as in effect on such date, and (iii) calculated using the final Payout Multiplier for such Plan Year.

6.1.3Involuntary Terminations: A participant who experiences an Involuntary Termination (as defined below) will be eligible to receive an Award Payout paid at the time Awards are paid to other active participants.  The amount of the Award Payout will be calculated on a Pro-rated basis using the participant’s Base Salary and Target Percentage as in effect on the date used for the Pro-ration as well as the final Payout Multiplier for such Plan Year.  The Pro-ration of the Award Payout, as well as the date for determining the Base Salary and Target Percentage, shall be the date the participant ceases to perform services for the Company without regard to whether the participant thereafter continues to receive any compensatory payments arising from the termination or is paid any compensation in lieu of notice of termination. A participant’s termination shall be treated as an “Involuntary Termination” if (i) with respect to participants who are eligible participants in a severance plan sponsored by the Company, such termination qualifies as a “Involuntary Termination” or “Qualifying Termination” under the terms of such plan, or (ii) with respect to other participants, the Company terminates the participant’s employment in connection with a Company reorganization, the closing of a facility, or a reduction in force or otherwise terminates the participant’s employment without Cause (as defined in Section 6.2.2 below) and such termination does not occur in connection with the participant’s death, Disability or Retirement. Whether a participant’s termination is an “Involuntary Termination” shall be determined in the sole discretion of the Plan Administrator or the Remuneration Committee.

6.2Disqualifying Termination Events: For the avoidance of doubt, the following shall not constitute Qualifying Terminations and, in such circumstances, a participant forfeits any claim to, and is ineligible to receive, any Award Payout.

6.2.1Voluntary Resignations: A participant who voluntarily resigns or otherwise terminates his or her employment, other than due to his or her Retirement, death or Disability, at any time during the Plan Year.

6.2.1.1Examples of voluntary resignations include, but are not limited to, resigning from the Company to obtain another job, walking off the job, leaving the Company to continue one’s education, not returning from a leave of absence or any other type of voluntary resignation for any reason.

6.2.2Terminations for Cause: A participant whose employment with the Company is terminated for Cause is ineligible to receive any Award Payout or any payments hereunder.

6.2.2.1A participant’s termination of employment by the Company will be treated as a termination for “Cause” if it is a termination due to a participant’s unsatisfactory work performance or inability to perform the essential functions of his or her job, failure to comply with Company policy, absenteeism, mutually agreed separation for performance or conduct issues, failed drug screen, invalid employment documentation, misconduct or malfeasance, the commission of a dishonest act or common law fraud, or for any other reason as determined by the Company or described as “for Cause” in an agreement between such participant and the Company or defined as “Cause” under any severance plans sponsored by the Company that is applicable to the participant. Whether a participant’s termination is for “Cause” shall be determined in the sole discretion of the Plan Administrator or the Remuneration Committee.

6.3 Forfeiture and Reduction of Awards upon Certain Events:

6.3.1An Award Payout will be forfeited, and a participant shall be obligated to repay any Award already received, if, within one year following a participant’s termination of employment for any reason:

6.3.1.1The Company determines that the participant engaged in conduct during the Plan Year that would have constituted the basis for a termination of employment for Cause (as determined by the Plan Administrator or the Remuneration Committee); or

6.3.1.2A participant publicly disparages the Company or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Company or such individuals, as determined in the sole discretion of the Plan Administrator.

6.3.2If the Company determines that a participant who is currently employed by the Company engaged in any inappropriate conduct during the Plan Year that resulted in the participant receiving an Award Payout that exceeded the Award Payout the participant would have received had he or she not engaged in such inappropriate conduct, then the Plan Administrator delegate (or the Remuneration Committee with regard to ELT members), in his, her or its sole discretion, may require that such participant repay some or all of the Award.

6.3.3Award Payouts will also be subject to any other clawback policy adopted by the Company from time to time, including any such policy adopted to comply with Rule 10D-1 of the Securities Exchange Act of 1934. In addition, if the Company determines a participant received any amount in excess of what the participant should have received under the terms of the Plan for any reason (including, without limitation, by reason of financial restatement, mistake in calculations, incorrect data, or other administrative error), then such participant may be required to repay such excess amount to the Company upon notice from the Plan Administrator delegate (or the Remuneration Committee with regard to ELT members).

7Miscellaneous.

7.1Non-Assignability. A participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

7.2No Right to Continue in Employment or Service. Nothing in the Plan confers upon any employee the right to continue in the employ of the Company, or interferes with or restricts in any way the right of the Company to discharge any employee at any time (subject to any contract rights of such employee).

7.3Indemnification of the Remuneration Committee, CEO and the Plan Administrator. No member of the Remuneration Committee or the Plan Administrator, nor the CEO nor any officer or employee of the Company acting on behalf of the Remuneration Committee, the Plan Administrator, or the CEO shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Remuneration Committee, the Plan Administrator, each officer of the Company, and each employee of the Company acting on behalf of the Remuneration Committee, the CEO or the Plan Administrator shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, neither the CEO nor any member of the Remuneration Committee nor the Plan Administrator (nor any subsidiary or affiliate of the Company) nor any employee of the Company acting on behalf of the Remuneration Committee, the CEO or the Plan Administrator, shall have any duties or liabilities, including without limitation any fiduciary duties, to any participant (or any person claiming by and through any participant) as a result of this Plan, any Award or any claim arising hereunder and, to the fullest extent permitted under applicable law, each participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such participant might have to assert (or participate or cooperate in) any claim against the CEO or any member of the Remuneration Committee or the Plan Administrator or any subsidiary of affiliate of the Company or any employee of the Company acting on behalf of the Remuneration Committee, the CEO or the Plan Administrator arising out of this Plan.

7.4Payroll Practice; No Plan Funding. The Plan shall at all times be treated as a payroll practice, and as such, is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. No participant, beneficiary, or other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

7.5Effect of the Plan. Neither the adoption of this Plan nor any action of the Remuneration Committee, the CEO or the Plan Administrator shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award, or any amendment thereto, duly authorized by the Plan Administrator and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

7.6Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas and the rights and obligations created hereby shall be governed by the laws of the State of Texas.

7.7Legal Construction. In the event that any one or more of the terms or provisions that are contained in this Plan is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term or provision shall not affect any other term or provision that is contained in this Plan and this Plan shall be construed in all respects as if the invalid, illegal, or unenforceable term or provision had never been contained herein.

7.8Integrated Plan. This Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.

7.9Section 409A. Award Payouts under this Plan are intended to be exempt from or comply with section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be administered in such a manner and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment of such Award is subject to Section 409A, the Award shall be granted and paid in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Remuneration Committee. Any provision of this Plan that would cause the grant of an Award or the payment of such Award to fail to satisfy Section 409A may be amended, in the discretion of the Remuneration Committee, to comply with Section 409A on a timely basis, and may be amended on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.

8DEFINITIONS.
8.1Award: An annual incentive award, payable in cash, made under the Plan.

8.2Award Payout: The dollar amount of Award payout that is calculated pursuant to the formula set forth in Section 5.3.

8.3Base Salary: An individual’s annual base salary as of the date a calculation is to be made without taking into consideration bonuses (including potential Awards hereunder), overtime pay, incentive pay, car allowances, equity awards, fringe benefits or other perquisites.

8.4Company: Keurig Dr Pepper Inc. together with its subsidiaries.

8.5Disability: An eligible employee shall be deemed to have a Disability if he or she is determined either (i) by the Social Security Administration, while the individual is an employee, to be eligible for Social Security disability benefits, or (ii) by the Plan Administrator, in its sole discretion, to be permanently disabled under the standards set forth in the Keurig Dr Pepper Inc. Long-Term Disability Plan. In making such determination, the Plan Administrator may require such medical proof as it deems necessary, including the certificate of one or more licensed physicians selected by the Plan Administrator; in its sole discretion, the decision of Plan Administrator as to determinations of Disability shall be final and binding.

8.6Payout Multiplier: The product of the achieved Payout Level for each of the Performance Metrics, as established by the Remuneration Committee, in its sole discretion.

8.7Performance Metric: Any one or more of the following performance measures, or derivations of such performance measures, taken alone or in conjunction with each other:
a.Basic or diluted earnings per share of common stock;
b.Cash flow;
c.Economic value added;
d.Income, which may include, without limitation, net income, operating income, expense control measures, or other derivations of income;
e.Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales);
f.The price of the Company’s common stock (including, but not limited to, growth measures and total shareholder return); or
g.Any other criteria related to performance as selected by the Remuneration Committee.
Any of the Performance Metrics may be applied to any individual, the Company as a whole or any sub-division, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Remuneration Committee or another group of companies deemed by the Remuneration Committee to be comparable to the Company.

8.8Plan Administrator: Chief Human Resources Officer, his or her delegate, or such other individual(s) selected by the Remuneration Committee.

8.9 Pro-rated: Calculated based on the number of days taken into consideration/365 (or 366 in the event the applicable Plan Year is a leap year).

8.10 Remuneration Committee: The committee of the Company’s Board of Directors who is responsible for the oversight of compensation practices within the Company.

8.11 Retirement: Voluntary termination of employment by an employee of his or her employment with the Company on or after achieving age 60 years old with 5 years of service, and excluding any terminations where the Company had Cause to terminate the employee at the time of termination (whether such Cause is known at the time of termination or later discovered by the Company after termination).